Exhibit 1.1

ARTICLES OF INCORPORATION OF NIDEC CORPORATION

Chapter 1. General Provisions

(Trade Name)

Article 1. The Company shall be called NIPPON DENSAN KABUSHIKI KAISHA.

2) The Company shall be called NIDEC CORPORATION in English.

(Objects)

Article 2. The Objects of the Company shall be to engage in the following businesses:

(1) Manufacture and sale of electric machinery, equipment, and tools.

(2) Manufacture and sale of a variety of electronic machine parts and components.

(3) Manufacture and sale of factory automation systems such as industrial robotic machines.

(4) Manufacture and sale of speed controlling devices, technical art tools, and measurement tools

(5) Manufacture and sale of forging and stamping machine.

(6) Manufacture and sale of high-precision press processed products.

(7) Manufacture and sale of die mold for stamping.

(8) Manufacture and sale of other machinery, equipment and tools.

(9) Non-life insurance agency business and activities relating to life insurance solicitation.

(10) Sale, purchase, leasing, renting and management of real property and acting as intermediary therein.

(11) Sale of books, stationery, teaching equipment & material and telecommunication equipment.

(12) Agency of travel and advertising.

(13) Any and all businesses incidental or relating to any of the foregoing items.

(Location of head office)

Article 3. The Company shall have its head office in Kyoto.

(Establishment of bodies)

Article 4. The Company shall have a board of directors, corporate auditors, a board of auditors, and accounting auditors.

(Method of giving public notice)

Article 5. Method of publication by the Company shall be by electronic publication.  Provided, however, in case of an accident or other inevitable cause that prevents the electronic publication, the publication shall be made in Nihon Keizai Shimbun.

Chapter 2. Shares

(Total number of shares that can be issued)

Article 6. Total number of shares that can be issued shall be 480 million shares.

(Issue of share certificates)

Article 7. The Company shall issue share certificates for relevant shares.

(Non-issue of share-certificates indicating a number of shares less than unit)

Article 8. The number of shares to constitute unit of shares of the Company shall be 100.

2) The Company may not issue share-certificates indicating a number of shares less than unit.

(Administrator of Register of Shareholders)

Article 9. The Company shall have an administrator of a register of shareholders.

(Share Handling Regulations)

Article 10. The denomination of share certificates, change of matters specified in the register of shareholders such as names of shareholders (including substantial shareholders appearing or being recorded in the register of shareholders. The same shall apply hereinbelow), purchase of shares constituting less than one unit, the registration of lost shares in the register of shares and other handling relating shares, shall be governed by the Share Handling Regulations to be established by the Board of Directors.

(Right of a shareholder with less than unit)

Article 11. A shareholder with less than unit may not exercise any right other than any of the following rights:

1. A right that may not be limited by the Articles of Incorporation under Article 189.2 of the Company Law; or

2. A right to delivery of shares upon allotment to shareholders and allotment of future delivery of new shares subject to invitation of application.

Chapter 3. General Meeting of Shareholders

(Date to determine entitled shareholders)

Article 12. The shareholders entitled to exercise their rights at an ordinary general meeting of shareholders shall be the final shareholders appearing or being recorded in the register of shareholders as of march 31 in each year.

(Convening)

Article 13. The ordinary general meeting of shareholders of the Company shall be convened in June in each year.

(Person to convene meeting and chairman of meeting)

Article 14. Unless otherwise provided in laws, a general meeting of shareholders shall be convened by the President, who shall act as chairman of such meeting.

2) If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Method of adopting resolution)

Article 15. Unless otherwise provided in laws, ordinances, or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present.

2) The resolution under Article 309, Clause 2 of the Company Law is made subject to attendance of more than one third of the shareholders who may exercise their voting rights and is made by the majority of more than two third of the exercised voting right.

(Disclosure of Reference Documents, etc. on Internet)

Article 16. The Company may disclose on Internet any information on matters to be specified or recorded on reference documents, accounting documents, consolidated accounting document, and business report in accordance with the order of the Ministry of Justice.

(Exercise of voting rights by proxy)

Article 17. Shareholders may exercise their voting rights by delegating the power to other shareholder who is entitled to vote, provided that the shareholder or the proxy shall present, at each general meeting of shareholders, the Company the letter to entitle to vote.

Chapter 4.  Directors and Board of Directors

(Number of Directors)

Article 18. The Company shall have not more than 20 Directors.

(Election of Directors)

Article 19. Directors shall be elected at a general meeting of shareholders. For the election of Directors, the presence of the holders of shares representing one-third or more of the voting rights of all the shareholders shall be required and the majority thereof shall be needed.

2) For the election of Directors, no cumulative voting shall be used.

(Term of office of Directors)

Article 20.  The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders for the business year to terminate within one year after their appointment.

2) The term of office of Directors elected to increase their number or to fill vacancies shall be the same with the unexpired balance of the term of office of the other Directors currently in office.

(Representative Directors and Directors with specific titles)

Article 21.  The Board of Directors shall appoint Representative Directors from among the directors.

2) By resolution of the Board of Directors, the Company may appoint one board Chairman, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Person to convene the Board of Directors and chairman of meeting)

Article 22. Unless otherwise provided in laws, the Board of Directors shall be convened by the President who shall be chairman of the meeting.

2) If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Notice of meeting of the Board of Directors)

Article 23. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Board of Directors)

Article 24. For resolution of the Board of Directors, the presence of a majority of Directors shall be required. And the resolution thereof shall be adopted by a majority of Directors present.

2) If a director proposes any matter subject to resolution by the Board of Directors, the matter shall be deemed as resolved and approved by the Board of Directors if all of the directors who can participate in the resolution consent by written or electro-magnetic record and any of the Corporate Auditors shall not raise an objection.

Chapter 5. Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 25. The Company shall have not more than five Corporate Auditors.

(Election of Corporate Auditors)

Article 26. Corporate Auditors shall be elected upon attendance of one third or more of shareholders who may exercise their voting rights at a general meeting of shareholders and the majority thereof shall be needed.

(Term of office of Corporate Auditors)

Article 27. The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders for a business year last to occur within four years after their appointment.

2) The term of office of Corporate Auditors elected to fill vacancies shall be the same with the unexpired balance of the term of the retired Corporate Auditors.

(Full-time Corporate Auditors)

Article 28. The Corporate Auditors shall appoint a full time Corporate Auditor or Corporate Auditors from among their members.

 (Notice of meeting of the Board of Corporate Auditors)

Article 29. Notice for convening a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Board of Corporate Auditors)

Article 30. Unless otherwise provided in laws, for resolutions of the Board of Corporate Auditors, a majority of Corporate Auditors shall be required.

Chapter 6.  Release from Liabilities of Corporate Auditors

(Release in part of Compensation of Damage)

Article 31.

The Company may execute with an outside Corporate Auditor(s) an agreement on liability of compensation of damage to the Company. Provided, however, that the maximum limit of the compensation shall be 8 million Yen or more for an outside Corporate Auditor or the amount fixed by the law, whichever higher.

Chapter 7. Accounts

(Business year)

Article 32. The business year of the Company shall begin on April 1 in each year and end on March 31 in the following year.

(Body to determine distribution of surplus)

Article 33. The Company may make distribution, etc. of surplus upon resolution of the Board of Directors in accordance with the laws and regulations.

(Date to determine distribution of surplus)

Article 34. Dividend of profit at the end of the year may be distributed to the shareholders or registered pledgees appearing or being registered in the register of shareholders as of March 31 in each year, and interim dividend as of September 30 in each year.

(Period of limitations)

Article 35. The Company shall be relieved of the obligation to pay any dividend of profit at the end of the year or interim dividend upon expiration of three years from the day on which such dividend became first due and payable. Further the Company shall not pay any interest on dividend of profit or interim dividend.